SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.          )

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☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CORVEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 8, 2004

Dear CorVel Stockholder:

We are pleased to invite you to our 2004 Annual Meeting which will be held at CorVel’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 5, 2004, at 1:00 p.m. Pacific Daylight Time. Voting on election of directors and other matters is also scheduled. The items to be voted on at the 2004 Annual Meeting are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Several significant milestones reached in fiscal 2004 deserve special mention:

•	CorVel reported revenues of $305 million for the fiscal year ended March 31, 2004, representing an increase of approximately 7.7% over the $283 million in revenues in fiscal 2003.

•	CorVel launched its Enterprise Comp line of claims management tools.

•	CorVel’s existing office automation service line was expanded through the acquisition of Network One of Portland, dba ScanOne, a provider of scanning, optical character recognition and document management services.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience.

We look forward to seeing you at our Annual Meeting.

Sincerely,

V. Gordon Clemons, Chairman of the Board, Chief Executive Officer and President

PROXY STATEMENT
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT*
COMPENSATION COMMITTEE REPORT*
STOCK PERFORMANCE GRAPH*
CERTAIN TRANSACTIONS
ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
COSTS OF SOLICITATION
APPENDIX A
Charter of the Audit Committee of the Board of Directors of CorVel Corporation

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 5, 2004

To the Stockholders of CorVel Corporation:

Notice is hereby given that the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of CorVel Corporation, a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 5, 2004, at 1:00 p.m. Pacific Daylight Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect five directors to serve until the 2005 Annual Meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent auditors of the Company for fiscal year ending March 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 18, 2004, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company and at the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed, self-addressed, postage pre-paid envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted.

The holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional cost to the Company of adjourning the Annual Meeting until a later time and resoliciting proxies.

YOUR VOTE IS IMPORTANT. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY.

By order of the Board of Directors,
RICHARD J. SCHWEPPE
Secretary
Irvine, California
July 8, 2004

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting, which will be held at the Company’s principal executive offices located at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 5, 2004, at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders of record at the close of business on June 18, 2004, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company and at the Annual Meeting.

On June 18, 2004, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 10,550,486 shares of Common Stock of the Company outstanding. No shares of the Company’s preferred stock were outstanding as of June 18, 2004. Each stockholder is entitled to one vote on all matters brought before the Annual Meeting for each share of Common Stock of the Company held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote will constitute a quorum for the transaction of business. In the election of directors under Proposal One, the five nominees receiving the highest number of affirmative votes shall be elected. With regard to Proposal Two, the affirmative vote of the holders of Common Stock of the Company representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is being sought.

All votes will be tabulated by the Company’s inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders. With regard to Proposal Two, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been ratified.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors in Proposal One proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of Proposal Two described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked or changed at or prior to the Annual Meeting by delivery of a written revocation or by presentation of another properly signed proxy card with a later date to the Secretary of the Company at the Company’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or by attendance at the Annual Meeting and voting in person by ballot.

This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, were mailed on or about July 8, 2004 to stockholders of record on June 18, 2004.

The principal executive offices of the Company are located at 2010 Main Street, Suite 600, Irvine, California 92614. The Company’s telephone number is (949) 851-1473.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Five individuals have been nominated to serve as directors of the Company. The Company’s stockholders are being asked to elect these nominees to the Board at the Annual Meeting. The Company’s Certificate of Incorporation provides that each elected director will serve for a one year term ending on the date of the Company’s next annual meeting or until his successor has been duly elected and qualified. The term may be shorter if he resigns, becomes disqualified or disabled, or is otherwise removed.

Unless otherwise instructed or unless the proxy is marked “withheld,” the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for a substitute person selected and recommended by the Company’s Nomination and Governance Committee and nominated by the Board.

Director Nominees for Term Ending Upon the 2005 Annual Meeting of Stockholders

The names and certain information about the nominees for director are set forth below:

Name	Age	Position
V. Gordon Clemons	60	Chairman of the Board, Chief Executive Officer and President
Steven J. Hamerslag (1)(2)(3)	48	Director
Alan R. Hoops (1)(2)	56	Director
R. Judd Jessup (1)	56	Director
Jeffrey J. Michael (2)(3)	47	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nomination and Governance Committee.

Mr. Clemons joined the Company as President and Chief Executive Officer in January 1988 and became Chairman of the Board in April 1991. Mr. Clemons was President of Caremark, Inc., the then largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time the company was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has 27 years of experience in the healthcare and insurance industries.

Mr. Hamerslag has served as a director of the Company since May 1991. Mr. Hamerslag has been Managing Director of Titan Investment Partners, a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of publicly held J2Global Communications, a unified communication services company, from June 1999 until January 2001. Mr. Hamerslag served as the CEO of publicly held MTI Technology Corporation, a manufacturer of enterprise storage solutions, from 1987 to 1996.

Mr. Hoops became a director of the Company in May 2003 when the Board approved his appointment to fill the vacancy created by the resignation of Peter Flynn as a Board member. Mr. Hoops has been Chairman of Benu, Inc., a regional benefits administration/marketing company since 2000, and Chairman of Enwissen, Inc., a human resources services software company since 2001. Mr. Hoops was Chief Executive Officer and a Director from 1993 to 2000, of Pacificare Health Systems, Inc., a national health consumer services company. Mr. Hoops has 31 years experience in the healthcare and managed care industries.

Mr. Jessup has served as a director of the Company since August 1997. Mr. Jessup has been Chief Executive Officer of U.S. LABS since April 2002. U.S. LABS is a national laboratory which provides cancer diagnostic and genetic testing services. Mr. Jessup was President of the HMO Division of FHP International Corporation, a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly traded HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 30 years of experience in the healthcare and managed care industries. Mr. Jessup has been a director of Pacific Dental Benefits, a dental HMO, since November 1997, a director of U.S. LABS since May 1998, and a director of NovaMed Eyecare Services since August 1998.

Mr. Michael has served as a director of the Company since September 1990. Mr. Michael has been the President, Chief Executive Officer and a director of Corstar Holdings, Inc. (formerly ENStar), one of the Company’s significant stockholders and a holding company owning businesses engaged in voice and data connectivity and networking products and services, since March 1996.

Board Meetings and Committees

During fiscal 2004, the Board held four meetings and acted by unanimous written consent on four occasions. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board and the committees of the Board of which they are members.

The committees of the Board include the Audit Committee, the Compensation Committee and a Nomination and Governance Committee.

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing the auditors’ report regarding the Company’s accounting practices and general accounting and financial policies of internal accounting controls. The Audit Committee currently consists of Messrs. Jessup, Hamerslag, and Hoops. Mr. Michael was a member of the Audit Committee during fiscal year 2004 until his resignation from the Audit Committee on May 6, 2004. The vacancy created on the Audit Committee by Mr. Michael’s resignation was filled by Mr. Hoops in May 2004. The Audit Committee met twice and acted by unanimous written consent on two occasions during fiscal 2004. The Board has adopted and approved an amended written charter for its Audit Committee, a copy of which is attached as Appendix A.

The Compensation Committee is responsible for reviewing and determining the Company’s general compensation policies, setting the compensation, including perquisites, of the Company’s executive officers, and for administering the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated 1988 Executive Stock Option Plan, as amended (the “Option Plan”). The Compensation Committee currently consists of Messrs. Hamerslag, Hoops and Michael. The Compensation Committee met four times and acted by unanimous written consent on four occasions during fiscal 2004.

The Nomination and Governance Committee was formed in May 2004 and is responsible for selecting and recommending candidates for nomination to the Board and for reviewing and recommending Company policies and procedures regarding corporate ethics and other corporate governance matters. The Nomination and Governance Committee currently consists of Messrs. Hamerslag and Michael.

Please see “Corporate Governance and Board Composition” below for more information on the Company’s Board committees.

Compensation of Directors

Each non-employee director receives an amount equal to $2,000 for each Board meeting attended in person, as well as reimbursement for all associated travel expenses. The directors do not receive fees for committee or telephonic meetings.

When an individual who has not previously been in the employ of the Company first becomes a non-employee member of the Board, he or she will receive an automatic option grant for 15,000 shares of Common Stock under the Option Plan. In addition, on the date of each annual stockholders meeting, each non-employee director who has served as a non-employee Board member for at least six months, whether or not such individual has been in the prior employ of the Company, will be granted an option to purchase 4,500 shares of Common Stock.

Accordingly, as a non-employee director who was re-elected at the 2003 Annual Meeting each of Messrs. Hamerslag, Hoops, Jessup and Michael received an option to purchase 4,500 shares of Common Stock on August 7, 2003 (the date of the 2003 Annual Meeting), with an exercise price of $35.33, which was the fair market value of the Common Stock on such date. Mr. Hoops received an option to purchase 15,000 shares of Common Stock on May 1, 2003, the date he became a director of the Company, with an exercise price of $33.91, which was the fair market value of the Common Stock on such date. In addition, each of Messrs. Hamerslag, Hoops, Jessup, and Michael will be granted an option to purchase an additional 4,500 shares of Common Stock on August 5, 2004 (the date of the 2004 Annual Meeting) at an exercise price equal to the fair market value of the Common Stock on such date, provided such director is re-elected at the Annual Meeting.

Stockholder Approval

Directors are elected by a plurality of the votes present or represented at the Annual Meeting. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of the Company.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s stockholders are being asked to ratify the appointment of Grant Thornton LLP to serve as the Company’s independent auditors for the fiscal year ending March 31, 2005. Stockholder ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board may reconsider whether to retain that firm as the Company’s independent auditors. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

Representatives of Grant Thornton attended or participated via conference telephone call in all meetings of the Audit Committee in fiscal 2004. The Audit Committee pre-approves and reviews audit and permissible non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services. In its pre-approval and review of permissible non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. Under certain de minimis circumstances described in the rules and regulations of the SEC, the Audit Committee may approve permissible non-audit services prior to the completion of the audit in lieu of pre-approving such services. In recent years, the Company has not obtained any non-audit services from Grant Thornton that are prohibited under the rules and regulations of the SEC.

The Company expects that representatives of Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by stockholders.

Principal Accountant Fees and Services

Audit Fees. Audit fees include the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Audit fees billed by Grant Thornton LLP for services rendered to the Company in the audit of annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year were approximately $113,600 for the 2003 fiscal year and $136,000 for the 2004 fiscal year.

Audit-Related Fees. Audit-related fees consist of assurance and related services provided by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” There were no such services rendered by Grant Thornton during the fiscal year 2003 or fiscal year 2004.

Tax Fees. Tax fees consist of professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning. The Company engaged Grant Thornton to perform the following tax services for the fiscal year 2003 and fiscal year 2004:

Fiscal 2003
Preparation of Forms 5500 and tax consulting services	$17,610

Fiscal 2004
Preparation of Forms 5500 and tax consulting services	$12,154

All Other Fees. The Company engaged Grant Thornton LLP to perform the following services for fiscal year 2003 and fiscal year 2004:

Fiscal 2003
Audit of the financial statements of CorVel Incentives Savings Plan	$10,000

Fiscal 2004
S-8 Registration Statement	$2,500

The Audit Committee has determined that the provision of the above non-audit services by Grant Thornton was compatible with their maintenance of accountant independence.

Stockholder Approval

The affirmative vote of a majority of the shares of the Common Stock represented and voted at the Annual Meeting is being sought for ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending March 31, 2005.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2005.

OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company as of May 31, 2004, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) the Named Executive Officers (named under the heading “Executive Compensation” below), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock beneficially owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of	Amount of Common		Percentage of Common
Beneficial Owner	Stock Beneficially Owned		Stock Beneficially Owned (1)
Jeffrey J. Michael	2,959,158	(2)	27.8%
10901 Red Circle Drive, Suite 370 Minnentonka, MN 55343
Corstar Holdings, Inc.	2,890,000		27%
10901 Red Circle Drive, Suite 370 Minnentonka, MN 55343
FMR Corporation	1,609,150	(3)	15.2%
82 Devonshire Street Boston, MA 02109
V. Gordon Clemons	1,128,429	(4)	10.6%
2010 Main Street, Suite 600 Irvine, CA 92614
Kestrel Investment Management Corporation	619,550	(5)	5.9%
Abbott J. Keller, David J. Steirman 411 Borel Avenue, Suite 403 San Mateo, CA 94402
Wellington Management Company, LLP	571,896	(6)	5.4%
75 State Street Boston, MA 02109
Wasatch Advisors, Inc.	468,408	(7)	4.4%
150 Social Hall Avenue Salt Lake City, UT 84111
Steven J. Hamerslag	63,750	(8)	*
R. Judd Jessup	63,550	(9)	*
Peter E. Flynn	52,525	(10)	*
Richard J. Schweppe	38,846	(11)	*
Alan R. Hoops	3,750	(12)	*
All current executive officers and directors as a group (7 individuals)	4,310,008	(13)	40%

*	Less than 1%

(1) Applicable percentage ownership is based on 10,587,086 shares of Common Stock outstanding as of May 31, 2004, which excludes a total of 5,589,928 shares repurchased by the Company in accordance with the Stock Repurchase Program and held by the Company in its treasury. Any securities not outstanding but which are subject to options exercisable within 60 days of May 31, 2004, are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2) Includes 2,890,000 shares owned by Corstar, 35,408 shares owned directly by Mr. Michael, a director of Corstar and the Company, and 33,750 shares subject to options held by Mr. Michael that are exercisable within 60 days of May 31, 2004. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of Common Stock of the Company held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3) According to the Schedule 13G of Fidelity Management & Research Company (“Fidelity”) dated February 16, 2004, Fidelity is a wholly-owned subsidiary of FMR Corp.. Edward C. Johnson, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund’s Board of Trustees.

(4) Includes 1,104,679 shares owned by Mr. Clemons directly, and 23,750 shares subject to options that are exercisable within 60 days of May 31, 2004.

(5) According to the Schedule 13G of Kestrel Investment Management Corporation (“Kestrel”) dated February 10, 2004, Abbott J. Keller and David J. Steirman are the sole shareholders of Kestrel, with sole investment power with respect to the shares.

(6) According to Schedule 13G of Wellington Management Company (“Wellington”) dated February 13, 2004, Wellington shares investment power, along with its clients, with respect to the shares.

(7) According to the Schedule 13G of Wasatch Advisors, Inc. (“Wasatch”) dated February 17, 2004, Wasatch has sole investment power with respect to the shares.

(8) Includes 34,500 shares owned directly by Mr. Hamerslag and 29,250 shares subject to options that are exercisable within 60 days of May 31, 2004.

(9) Includes 41,200 shares owned directly by Mr. Jessup and 22,350 shares subject to options that are exercisable within 60 days of May 31, 2004.

(10) Includes 3,000 shares owned directly by Mr. Flynn, 14,000 shares owned by Mr. Flynn’s spouse (Mr. Flynn disclaims beneficial ownership of such shares, except to the extent of any applicable community property laws.) and 900 shares owned indirectly by Mr. Flynn as custodian for his children, and 34,625 shares subject to options that are exercisable within 60 days of May 31, 2004.

(11) Includes 22,338 shares owned directly by Mr. Schweppe and 16,508 shares subject to options that are exercisable within 60 days of May 31, 2004.

(12) Consists of 3,750 shares subject to options that are exercisable within 60 days of May 31, 2004.

(13) Includes the information set forth in notes 2, 4, 8, 9, 10,11and 12 above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2004, with respect to the shares of Common Stock of the Company that may be issued under the Company’s existing equity compensation plans. The Company has not assumed any equity compensation plans in connection with any mergers or acquisitions.

	A	B	C
Number of Securities Remaining
Available for Future Issuance
	Number of Securities to be	Weighted Average	Under Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	994,475 (2)	$24.42	731,735 (3)
Equity Compensation Plans Not Approved by Shareholders	[--]	$ [--]	[--]
Total	994,475	$24.42	1,077,625

(1) Consists solely of the 1988 Executive Stock Option Plan and the 1991 Employee Stock Purchase Plan.

(2) Excludes purchase rights accruing under the Company’s 1991 Employee Stock Purchase Plan which has a stockholder approved reserve of 750,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of Common Stock of the Company at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 85% of the lower of (i) the fair market value of a share of Common Stock of the Company on the date on which the purchase right is granted or (ii) the fair market value of a share of Common Stock of the Company on the date the purchase right is exercised.

(3) Includes shares available for future issuance under the 1991 Employee Stock Purchase Plan. As of March 31, 2004, an aggregate of 83,150 shares of Common Stock of the Company were available for issuance under the 1991 Employee Stock Purchase Plan.

Share issuances under the 1988 Executive Stock Option Plan will not reduce or otherwise affect the number of shares of Common Stock of the Company available for issuance under the 1991 Employee Stock Purchase Plan, and share issuances under 1991 Employee Stock Purchase Plan will not reduce or otherwise affect the number of shares of Common Stock of the Company available for issuance under the 1988 Executive Stock Option Plan.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table set forth certain information regarding the directors, and executive officers of the Company as of May 31, 2004:

Name	Age	Position
V. Gordon Clemons	60	Chairman of the Board, Chief Executive Officer and President
Peter E. Flynn	44	Vice President, Business Development
Steven J. Hamerslag	47	Director
Alan R. Hoops	56	Director
R. Judd Jessup	56	Director
Jeffrey J. Michael	47	Director
Richard J. Schweppe	49	Chief Financial Officer and Secretary

The following is a brief description of the capacities in which each of the Company’s directors, executive officers and key employees has served during the past five years. The biographies of Messrs. Clemons, Hamerslag, Hoops, Jessup and Michael appear earlier in this Proxy Statement. See “Proposal One: Election of Directors.”

Mr. Flynn served as a director of the Company from May 1991 through May 1, 2003, at which time he resigned from the Board and joined the Company as Vice President, Business Development. Mr. Flynn was President of Americable, Inc., a manufacturer of fiber optic and copper solutions serving the telecommunications industry, from June 1997 through December 2002. Mr. Flynn served as the Executive Vice President and Secretary of ENStar, Inc., a holding company owning businesses engaged in voice and data connectivity and networking products and services, from February 1997 until December 1999, when ENStar merged with Americable, formerly a wholly-owned subsidiary of ENStar, and then Americable, as the survivor, changed its name to Corstar Holdings, Inc. and a new corporation was established under the name Americable.

Mr. Schweppe has been the Chief Financial Officer since April 1991 and Secretary since June 1995. From March 1988 to April 1991, Mr. Schweppe was the Director of Finance for the Company. From May 1983 to February 1988, Mr. Schweppe was the Manager, Technical Accounting for Caremark, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 2004, all transactions required to be reported by its officers, directors and greater than 10% beneficial owners were reported in a timely manner, except as described below.

In addition, due to an administrative oversight, the Forms 4 for the automatic option grants in August 2003 to Messrs. Hamerslag, Hoops, Jessup and Michael were not timely filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Hamerslag, Hoops and Michael served as members of the Compensation Committee during fiscal year 2004. Mr. Michael is the President and Chief Executive Officer of Corstar, a beneficial owner of more than 10% of the outstanding Common Stock of the Company. No member of the Compensation Committee was, during fiscal 2004, an employee or officer of the Company or was formerly an officer of the Company.

During fiscal 2004, no current executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Corporate Governance and Board Composition

     Corporate governance is a system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters; the board of directors is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. The Company’s board of directors is comprised of at least a majority of independent directors, and believes that it is useful and appropriate to have the Company’s Chief Executive Officer also serve as the Company’s Chairman of the Board. Each of the Company’s directors is expected to attend each meeting of the Company’s board of directors and of the committees on which he or she serves, and also is expected to attend each of the Company’s annual stockholders’ meetings. The Company does not have a policy regarding directors’ attendance at the Company’s annual stockholders’ meetings. All of the Company’s directors attended the Company’s 2003 Annual Stockholders Meeting.

     Independent Directors. Each of the Company’s current directors other than Mr. Clemons qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of the Company’s employees and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Company’s board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Company’s directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management.

     Board Structure and Committees. The Company’s board of directors has established an audit committee, a compensation committee and a nomination and governance committee. The Company’s board of directors and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of the Company’s board of directors also intend to begin holding separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. The Company’s board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of the Company’s board of directors qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of the Company’s board of directors has a written charter approved by the Company’s board of directors. A copy of each charter is posted on the Company’s web site at http://www.corvel.com under the Investor Relations section. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

     Audit Committee. The audit committee of the Company’s board of directors reviews and monitors the Company’s corporate financial statements and reporting and the Company’s internal and external audits, including, among other things, the Company’s internal controls and audit functions, the results and scope of the annual audit and other services provided by the Company’s independent auditors and the Company’s compliance with legal matters that have a significant impact on the Company’s financial statements. The Company’s audit committee also consults with the Company’s management and the Company’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s financial affairs. The Company’s audit committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Company’s audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent auditors, including approving services and fee arrangements. All related party transactions are approved by the Company’s audit committee before the Company enters into them. See “Certain Transactions” below. The current members of the Company’s audit committee are Messrs. Hamerslag, Hoops and Jessup.

     In addition to qualifying as independent under the Nasdaq rules described above, each member of the Company’s audit committee can read and has an understanding of fundamental financial statements, and each member currently qualifies as independent under special standards established by the Securities and Exchange Commission, or SEC, for members of audit committees. The Company’s audit committee includes at least one member who has been determined by the Company’s board of directors to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamerslag is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hamerslag’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Hamerslag any duties, obligations or liability that are greater than are generally imposed on him as a member of the Company’s audit committee and the Company’s board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Company’s audit committee or board of directors.

     Compensation Committee. The compensation committee of the Company’s board of directors reviews and approves the Company’s compensation policies and all forms of compensation to be provided to the Company’s executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, the Company’s compensation committee administers the Company’s stock option plan and employee stock purchase plan, including reviewing and granting stock options. The Company’s compensation committee also reviews and approves various other of the Company’s compensation policies and matters. The current members of the Company’s compensation committee are Messrs. Hamerslag, Hoops and Michael.

     Nomination and Governance Committee. The nomination and governance committee of the Company’s board of directors reviews and reports to the Company’s board of directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of the Company’s corporate governance policies. In addition, the Company’s nomination and governance committee reviews and makes recommendations to the Company’s board of directors regarding the size and composition of the Company’s board of directors and the appropriate qualities and skills required of the Company’s directors in the context of the then current make-up of the Company’s board of directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of the Company’s business, ability to think and act independently and with sound judgment, and ability to serve the Company’s and the Company’s stockholders’ long-term interests. These factors, and others as considered useful by the Company’s nomination and governance committee, are reviewed in the context of an assessment of the perceived needs of the Company’s board of directors at a particular point in time. As a result, the priorities and emphasis of the Company’s nomination and governance committee and of the Company’s board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

     The Company’s nomination and governance committee establishes procedures for the nomination process and leads the search for, selects and recommends candidates for election to the Company’s board of directors (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Company’s board of directors typically have been suggested by other members of the Company’s board of directors or by the Company’s executive officers. From time to time, the Company’s nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Mr. Clemons initially was suggested as a candidate by a member of management and Messrs. Hamerslag, Hoops, Jessup and Michael initially were suggested as candidates by management. The Company’s nomination and governance committee selected these candidates for election to the Company’s board of directors. The members of the Company’s nomination and governance committee are Messrs. Hamerslag and Michael.

     The Company’s nomination and governance committee will consider candidates recommended by stockholders of any outstanding class of the Company’s capital stock entitled to vote for the election of directors. Nominations by such stockholders must be preceded by notification in writing in fact received by the Company’s Secretary, at 2010 Main Street, Suite 600, Irvine, California 92614, not less than sixty (60) days prior to any meeting of stockholders called for the election of directors. Such notification shall contain the written consent of each proposed nominee to serve as a director is so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (a) the name, age, residence, address, and business address of each proposed nominee and of each such person; (b) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person; (c) the amount of the Company’s stock owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and (d) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the Company will or may be a party. All such recommendations will be brought to the attention of the Company’s nomination and governance committee. Candidates proposed by stockholders will be evaluated by the Company’s nomination and governance committee using the same criteria as for all other candidates.

     Code of Ethics and Business Conduct. The Company’s board of directors has adopted a code of ethics and business conduct that applies to all of the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. The full text of the Company’s code of ethics and business conduct is posted on the Company’s web site at http://www.corvel.com under the Investor Relations section. The Company intends to disclose future amendments to certain provisions of the Company’s code of ethics and business conduct, or waivers of such provisions, applicable to the Company’s directors and executive officers (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), at the same location on the Company’s web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of the Company’s web site address in this proxy does not include or incorporate by reference the information on the Company’s web site into this proxy or the Company’s Annual Report on Form 10-K.

     Communications from Stockholders to the Board. The Board has implemented a process by which stockholders may send written communications to the attention of the Board or any individual Board member, care of the Company’s Secretary at 2010 Main Street, Suite 600, Irvine, CA 92614. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Company’s Secretary, with the assistance of the Company’s Director of Legal Services, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of the Company’s independent directors upon their request.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each of the other executive officers, whose total salary and bonus for fiscal year 2004 exceeded $100,000, for the three fiscal years ended March 31, 2002, 2003 and 2004. The listed individuals shall be referred to in this Proxy Statement as the “Named Executive Officers.” No other executive officers who would otherwise have been included in such table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of termination of employment or change in executive status during fiscal year 2004.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name of Individual	Fiscal				Securities Underlying	All Other
and Principal Position	Year	Salary(1)		Bonus	Options Granted	Compensation(3)
V. Gordon Clemons	2004	$291,938	(2)	$—	—	$652
Chief Executive Officer	2003	$350,000		$—	—	$1,114
	2002	$266,666		$—	30,000	$869
Richard J. Schweppe	2004	$120,000		$21,565	1,750	$435
Chief Financial Officer	2003	$115,000		$19,163	2,250	$593
	2002	$109,000		$16,000	3,875	$580
Peter E. Flynn	2004	$137,500		$40,000	8,500	$566
V.P., Business Development	2003	$0		$—	—	$0
	2002	$0		$—	—	$0

(1) Includes employee contributions to the Company’s Section 401(k) Plan.

(2) In fiscal 2004, Mr. Clemons agreed to reduce his salary due to market conditions. As of April 16, 2004, Mr. Clemons’ salary was restored to its full level.

(3) “All Other Compensation” represents amounts contributed by the Company to the Company’s Section 401(k) Plan which match the Named Executive Officer’s contribution to such Plan and annual premiums paid by the Company on behalf of each Named Executive Officer for the purchase of group term life insurance in an amount equal to such executive officer’s annual salary as follows:

		Company Contributions to	Company-Paid Life
	Fiscal Year	Section 401(k) Plan	Insurance Premiums
V. Gordon Clemons	2004	$337	$315
	2003	$683	$431
	2002	$533	$336
Richard J. Schweppe	2004	$284	$151
	2003	$451	$142
	2002	$423	$157
Peter E. Flynn	2004	$392	$174
	2003	$0	$0
	2002	$0	$0

Stock Options and Stock Appreciation Rights

The following table provides information with respect to stock option grants made during fiscal year 2004 to the Named Executive Officers. No options were granted to Mr. Clemons during fiscal year 2004. Except for the limited stock appreciation rights described in footnote 1 below the table, no stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

Option Grants In Last Fiscal Year

	Number of		Percent of Total			Potential Realizable
	Securities		Options			Value at Assumed
	Underlying		Granted to	Exercise		Annual Rate of Stock Price
	Options	Grant	Employees in	Price	Expiration	Appreciation for Option Term
Name	Granted (1)	Date	Fiscal Year(2)	($/Share)(3)	Date	5% (4)	10% (4)
Peter E. Flynn	5,000	5/1/03	4.03%	31.24	5/1/08	$43,155	$95,362
	1,500	8/7/03	1.21%	35.33	8/7/08	$14,642	$32,354
	2,000	2/18/04	1.61%	38.74	2/18/09	$21,406	$47,302
Richard J. Schweppe	500	5/1/03	0.40%	31.24	5/1/08	$4,316	$9,536
	750	8/7/03	0.60%	35.33	8/7/08	$7,321	$16,177
	500	2/18/04	0.40%	38.74	2/18/09	$5,352	$11,826

(1) Each option will become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments. To the extent not already exercisable, the options become exercisable upon (a) a sale of assets, (b) a merger in which the Company does not survive or (c) a reverse merger in which the Company survives but ownership of 50% or more of the voting power of the Company’s stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable at the time a hostile tender offer occurs, will automatically be canceled in return for a cash payment equal to the tender-offer price minus the exercise price multiplied by the number of shares for which the option was exercisable. Each option has a maximum term of five years subject to earlier termination in the event of the optionee’s cessation of employment with the Company.

(2) The Company granted options to employees to purchase a total of 138,871 shares of Common Stock during fiscal year 2004.

(3) The exercise price is equal to the fair market value of the Common Stock on the grant date and may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. For employees who are not executive officers or directors, the Company also may finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules and regulations of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future trading prices of the Company’s common stock. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the ten-year option term. These amounts represent assumed rates of appreciation in the value of the Company’s common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on numerous factors, including the Company’s future performance, the future performance of the Company’s common stock, overall business and stock market conditions, and the option holder’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table. The values reflected in this table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.

Stock Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officer concerning the exercise of options during the 2004 fiscal year and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 2004 fiscal year and except for the limited stock appreciation rights described in footnote 1 to the table above, no stock appreciation rights were held by any Named Executive Officer at the end of such fiscal year.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Net Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	No. of Shares		Year-End 2004		Fiscal Year-End(1)
	acquired on
Name	exercise	Value Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
V. Gordon Clemons	—	—	21,250	8,750	$255,000	$105,000
Peter E. Flynn	9,000	$278,857	32,375	21,625	$663,099	$109,411
Richard Schweppe	18,000	$408,672	15,275	8,650	$253,758	$117,973

(1) The value of unexercised in-the-money options has been calculated based on multiplying the number of shares underlying the options by the difference between the exercise price per share payable upon exercise of the options and $36.20, the closing sales price of the Company’s common stock on the last trading day of the 2004 Fiscal Year.

(2) The value realized upon option exercise has been calculated based on multiplying the number of shares acquired on exercise of each respective option by the difference between the respective exercise price per share paid upon exercise and the closing sales price of the Company’s common stock on the respective dates of exercise.

Employment Agreements, Termination of Employment and Change in Control Arrangements

On January 26, 1988, the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement initially provided Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period. The Compensation Committee approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002.

The Company does not have any existing employment agreements with any other Named Executive Officer.

In the event of a Corporate Transaction, each outstanding option granted under the Discretionary Option Grant Program will automatically become exercisable as to all of the option shares immediately prior to the effective date of the Corporate Transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the Corporate Transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the Compensation Committee at the time of grant.

The Compensation Committee, as the administrator of the Option Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by any of the Named Executive Officers in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following a change in control.

AUDIT COMMITTEE REPORT*

The Audit Committee assists the Board in its oversight of the Company’s financial accounting reporting and controls. The Board, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a charter approved by the Board, a copy of which is included as Appendix A to this Proxy Statement.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the audit committee charter, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

The Audit Committee recommended and the Board approved the selection of Grant Thornton LLP as independent auditors for the year ending March 31, 2005.

AUDIT COMMITTEE

Steven J. Hamerslag
R. Judd Jessup
Jeffrey J. Michael (resigned May 2004)
Alan R. Hoops (joined May 2004)

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee administers the Company’s executive compensation programs, including the Option Plan. After the Compensation Committee determines the salaries of all elected officers, including those of the Named Executive Officers, the full Board reviews those determinations.

General Compensation Goals

The design and implementation of all executive compensation arrangements are based on certain goals derived from Company values, business strategy and management requirements. These goals may be summarized as follows:

•	Pay competitive salaries to attract, retain and motivate a highly competent executive team essential to the long-term success of the Company;

•	Tie an individual’s total compensation to individual and profit center performance and the financial success of the Company;

•	Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company; and

•	Align the financial interests of the executives and the stockholders.

Factors

Several of the more important factors, which were considered in establishing the components of each executive officer’s compensation package for the 2004 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation goals indicated above.

Base Salaries

Base salaries are targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions with other companies in the same industry. The base salary for each executive officer is reviewed annually and is set on the basis of personal performance, the relative importance of the functions the officer performs, the scope of the officer’s ongoing responsibilities, the salary levels in effect for comparable positions with the Company’s principal competitors, and internal equity considerations. The weight given to each of these factors varies from individual to individual.

Annual Incentive Awards

Although the Company has a March 31 fiscal year end, it has calendar year budgets and annual incentive plans which are based on the calendar year. Incentive awards to the Chief Executive Officer and the other Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table, which follows this report. Annual bonuses are designed to reward personal contributions to the success of the Company and are earned under a structured formula that considers the following factors:

Company Profit Center Financial Performance

Each profit center of the Company submits a proposed annual operating budget including annual profit goals for review of and approval by the Chief Executive Officer of the Company in conjunction with ratification by the Compensation Committee. At the end of the calendar year, the Compensation Committee evaluates actual

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

financial performance against these targets and actual revenue growth. The resulting performance evaluation dictates whether an increase or decrease in an executive’s “normal” incentive compensation award is granted. For executive officers with operations responsibilities, the annual incentive award can range from zero to 70% of base salary depending upon performance as compared to budget. For executive officers with corporate staff responsibilities, such awards are based upon departmental objectives.

Individual Performance

Each executive has some portion of his or her annual bonus measured against individual goals (“MBOs”) established for that person. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in a minimum 75% payout and increasing up to 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.

Discretionary Awards

The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary.

Stock Options

Stock option grants accomplish the third and fourth compensation objectives: to motivate executive officers to manage the business, to improve long-term Company performance and to align the interests of executive officers and stockholders. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of the Company’s outstanding shares appreciates, thereby aligning a substantial part of the executive officer’s compensation package with the return realized by the stockholders. The option generally vests over a period of four years, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains employed by the Company and the market price of the underlying shares appreciates over the option term. The size of the option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with the Company, internal comparability with option grants made to other Company executives and the individual’s potential for future responsibility and promotion over the option term. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with the Company and the officer’s existing holdings of unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

Compensation of the Chief Executive Officer

The annual base salary for the Company’s Chief Executive Officer, Mr. Clemons, was established on January 26, 1988, when the Company and North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement provides Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and the Company may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, the Company is required to pay Mr. Clemons his then-current salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one-year period. The Compensation Committee, exclusive of Mr. Clemons, approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002. The Company’s financial performance had been consistently strong and Mr. Clemons’ salary had not been increased in eleven years.

Compliance with Internal Revenue Code Section 162(m)

Code Section 162(m) generally disallows a tax deduction to publicly-held corporations for compensation paid to certain of the corporation’s executive officers to the extent that compensation exceeds $1.0 million for any such officer in any one year. The limitation applies only to compensation, which is not considered to be performance-based. The Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with exercise prices equal to the fair market value of the Common Stock on the grant date that is granted by a committee comprised solely of “outside directors” will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. The non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2004 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

COMPENSATION COMMITTEE

Steven J. Hamerslag
Alan R. Hoops
Jeffrey J. Michael

STOCK PERFORMANCE GRAPH*

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq and the Nasdaq Health Services Index over a five year period beginning on March 31, 1999. The data depicted on the graph are as set forth in the chart below the graph. The graph assumes that $100 was invested in the Company’s Common Stock on March 31, 1999, and in each index, and that all dividends were reinvested. No cash dividends have been paid or declared on the Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CORVEL STOCK PERFORMANCE GRAPH

	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	1999	2000	2001	2002	2003	2004
CorVel Corporation	100.00	145.43	197.87	250.40	273.40	303.78
Nasdaq	100.00	185.81	74.39	74.97	55.03	81.18
Nasdaq Health Services Index	100.00	93.44	113.23	139.21	114.01	195.39

* The material in this graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.

CERTAIN TRANSACTIONS

During fiscal year 2004, there was not any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2004 has been mailed to stockholders concurrently with this Proxy Statement. The Annual Report sent to stockholders is not incorporated into this Proxy Statement, is not considered “soliciting material,” is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Proposals from stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2005 Annual Meeting and that such stockholders desire to have included in the Company’s proxy materials relating to the 2005 Annual Meeting must be received by the Company no later than March 8, 2005, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations.

If a stockholder wishes to present a proposal at the Company’s 2005 Annual Meeting and the proposal is not intended to be included in the Company’s proxy statement relating to the 2005 Annual Meeting, the stockholder must give deliver notice of a proposal to the Company no less than 30 days and no more than 60 days prior to the 2005 Annual Meeting. However, in the event that less than 40 days notice of the date of the meeting is given, stockholder proposals intended for presentation at the 2005 Annual Meeting must be received by the Company no later than the tenth day following the date on which notice of the date of the meeting was mailed or publicly disclosed by the Company. If a stockholder gives notice of such proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by the Company’s Bylaws. If a stockholder gives notice of a proposal after the 30th day prior to the 2005 Annual Meeting, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2005 Annual Meeting. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor of the 2004 Annual Meeting. The enclosed Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2004 Annual Meeting.

COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone by regular employees of the Company without additional remuneration. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company’s proxy materials to beneficial owners of the Common Stock of the Company. All costs associated with the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and Proxy, will be borne by the Company. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

By Order of the Board of Directors
Richard J. Schweppe
Secretary

July 8, 2004
Irvine, California

APPENDIX A

Charter of the Audit Committee
of the Board of Directors of
CorVel Corporation

Amended as of May 6, 2004

1.	Purposes.

     The primary purposes of the Audit Committee (the “Committee”) of CorVel Corporation (the “Company”) are to oversee on behalf of the Company’s Board of Directors (the “Board”): (a) the conduct of the Company’s accounting and financial reporting processes, the audits of the Company’s financial statements and the integrity of the Company’s audited financial statements and other financial reports; (b) the performance of the Company’s internal accounting and financial controls function; (c) the engagement, replacement, compensation, qualifications, independence and performance of the Company’s independent auditors, and (d) the portions of the Company’s Code of Ethics and Conduct and related policies regarding the Company’s accounting, internal accounting controls or auditing matters. The Committee’s function is one of oversight only and shall not relieve the responsibilities of the Company’s management for preparing financial statements that accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

2.	Composition.

     (a) At Least Three Members; Chairperson. The Committee shall consist of a minimum of three independent directors as defined in Section 2(b) below. The Board shall designate a Committee member as the Chairperson of the Committee, or if the Board does not do so, the Committee members shall appoint a Committee member as Chairperson by a majority vote of the authorized number of the Committee members.

     (b) Independence. All members of the Committee shall be “independent” as determined by the Board and as defined in the listing standards of the Nasdaq Stock Market or such other national securities exchange on which the Company’s securities are then listed, as the same may be amended from time to time (the “listing standards”), Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other rules or regulations of the Securities and Exchange Commission (the “SEC”) and any other laws applicable to the Company.

     (c) Financial Literacy. Each member of the Committee shall, upon appointment to the Committee, be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. At least one member of the Committee shall be an “audit committee financial expert” as defined in applicable SEC rules and regulations, or otherwise meet the “financial sophistication” requirements set forth in the listing standards.

     (d) Prohibition Against Past Involvement in Company Financial Statements. No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the preceding three years.

     (e) Appointment. Subject to the requirements of the listing standards and the Bylaws of the Company, the Board initially shall appoint the Committee members to serve until the first meeting of the Board following the next Annual Meeting of Stockholders. Thereafter, the Committee members shall be appointed by the Board, for one year terms and until their successors are appointed and qualified, or until their earlier retirement, resignation or removal. Any member of the Committee may be removed, with or without cause, by the approval of a majority of the independent directors then serving on the full Board. The Board may fill any vacancies on the Committee by a majority vote of the authorized number of directors.

3.	Meetings; Reports and Resources of the Committee.

     (a) Meetings. The Committee shall meet as often as it determines necessary or advisable, but not less frequently than quarterly. The Committee also may hold special meetings or act by unanimous written consent as the Committee may decide. The meetings may be in person or by telephone. The Committee shall keep written minutes of its meetings and shall deliver a copy of such minutes to the Board and to the Corporate Secretary of the Company for inclusion in the Company’s minute books. The Committee periodically shall meet separately with management, the internal auditors and the independent auditors. The Committee may request any officer or employee of the Company, the Company’s legal counsel, the Committee’s independent counsel or the Company’s independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The foregoing notwithstanding, the Committee also may exclude from its meetings any persons it deems appropriate including, but not limited to, any director who is not a member of the Committee.

     (b) Procedures. The Committee may establish its own procedures in a manner not inconsistent with this Charter, the Company’s Bylaws, applicable laws or regulations, or the listing standards. The Chairperson of the Committee or a majority of the Committee members may call meetings of the Committee. A majority of the authorized number of Committee members shall constitute a quorum for the transaction of Committee business, and the vote of a majority of the Committee members present at the meeting at which a quorum is present shall be the act of the Committee, unless in either case a greater number is required by this Charter, the Company’s Bylaws, applicable laws or regulations, or the listing standards.

     (c) Reports. The Committee shall report its actions and recommendations to the Board after each Committee meeting. The Committee also shall make regular reports to the Board regarding, among other things, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function. The Committee shall provide to the Board at an appropriate time prior to preparation of the Company’s proxy statement for its Annual Meeting of Stockholders, a report of the Committee, which report shall be included in such proxy statement. The report shall include such information as may be required under the SEC’s rules and regulations.

     (d) Committee Access and Resources. The Committee is at all times authorized to have direct, independent and confidential access to the Company’s other directors, management and personnel, as well as to the Company’s books, records and facilities, to carry out the Committee’s purposes. The Committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain and terminate independent legal, accounting or other experts or advisers selected by the Committee for matters related to the Committee’s purposes. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, compensation to any independent legal, accounting or other experts or advisers employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.

4.	Authority and Responsibilities.

     The Committee’s role is one of oversight. The Company’s management is responsible for the preparation and accuracy of the Company’s financial statements and for designing the Company’s internal controls and procedures, and the Company’s independent auditors are responsible for auditing the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”). While the Committee has certain authority and oversight responsibilities under this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations or to assure the operating effectiveness of internal controls or accounting systems. In the absence of their reason to believe that such reliance is unwarranted, the Committee members may rely without independent verification on the information provided to them and on the representations made by the Company’s management and independent auditors.

     Additionally, the Committee recognizes that the Company’s management, as well as the Company’s independent auditors, have more time, knowledge and more detailed information concerning the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work or independence of the Company’s independent auditors. In addition, auditing literature, particularly Statement on Auditing Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The Committee members are not independent auditors, and the term “review” as applied to the Committee in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements. Furthermore, the Committee’s authority and oversight responsibilities do not assure that the audits of the Company’s financial statements have been carried out in accordance with GAAP.

     The Committee shall have the direct authority and responsibility to select, appoint, retain, compensate, evaluate and oversee the work of the Company’s independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and, if necessary or advisable in the Committee’s sole discretion, to terminate and replace the Company’s independent auditors. The Committee shall have the sole authority to approve all audit engagement fees and terms. The Company’s independent auditors shall report directly and be accountable to the Committee.

     The following functions and responsibilities are set forth as a guide, with the understanding that the Committee has the authority to diverge from this guide as appropriate given the circumstances. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible to best react to changing conditions and circumstances, and that the Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

     To fulfill its purposes, the Committee shall:

     Financial Statements and Disclosure Matters

     (a) Review the Company’s financial statements and, as part of that review, (i) review and discuss with management and the independent auditors, prior to public release: (A) the Company’s annual audited and quarterly financial statements to be filed with the SEC; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (C) any certifications by the Company’s principal executive officer and principal financial officer regarding the Company’s financial statements, internal accounting and financial controls and procedures, and disclosure controls and procedures, that will be filed with or furnished to the SEC; and (ii) discuss with the independent auditors the matters of which the independent auditors inform the Committee and that are required to be discussed under applicable auditing standards; and (iii) make a recommendation to the Board regarding the inclusion of the annual audited financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

     (b) Discuss with management and the independent auditors and review (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (ii) any new, or significant changes in, accounting policies of the Company and any potential changes in accounting, auditing, review and financial reporting standards and regulations promulgated by authoritative standard setting or regulatory bodies that may have a significant impact on the Company’s financial reports; and (iii) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

     (c) At least annually, review and discuss reports from the independent auditors on:

•	All critical accounting policies and practices to be used;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

•	Other material written communications between the independent auditors and management, such as any management letter, any report on observations and recommendations on internal controls, any schedule of unadjusted audit differences and any listing of adjustments and reclassifications not recorded.

     (d) Discuss generally with management and review the Company’s press releases regarding financial results, including the use of any “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, prior to any public disclosure thereof.

     (e) Review and discuss with management and the independent auditors the existence and effect of any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with entities of which the Committee is made aware whose accounts are not consolidated in the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

     (f) Discuss with management and the independent auditors any significant new or unusual transactions or other significant matters or events not in the ordinary course of business that have occurred and their views of the accounting treatment given thereto.

     (g) Review and discuss periodically with legal counsel any legal and regulatory matters that may have a material impact on the Company’s financial statements, or the Company’s compliance policies and programs. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements, financial disclosures or accounting policies.

     (h) Discuss with management and the independent auditors the Company’s significant financial risks or exposures and assess the steps management has taken to monitor, control and minimize such risks or exposures. Discuss with management and the independent auditors the Company’s systems and policies with respect to risk monitoring, assessment and management.

     (i) Discuss with the independent auditors, before filing with the SEC any periodic report containing financial statements, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or amended from time to time), including the independent auditors’ judgments about the quality, as well as the acceptability, of the accounting principles used and the judgments made in the preparation of the Company’s financial statements.

     (j) Consider and review separately with the independent auditors and management (i) the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls; (ii) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (iii) any special audit steps adopted or which need to be adopted in light of control deficiencies and weaknesses, if any; (iv) any problems or difficulties encountered in the course of the audit work, such as any restrictions on the scope of activities or access to requested information, and management’s response to such problems or difficulties, including any significant disagreements with management; (v) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; (vi) the adequacy and effectiveness of those portions of the Company’s Code of Ethics and Conduct that relate to the integrity of the Company’s financial reporting, including any changes to or waivers provided under such Code since the last review; and (vii) the related findings and recommendations of the independent auditors together with management’s responses on such matters.

     Oversight of the Company’s Relationship with the Independent Auditors

     (k) At least annually, request and obtain from the independent auditors a formal written statement describing (i) all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 (or any similar requirements as may be issued in the future by authoritative standards setting or regulatory bodies); (ii) the independent auditors’ quality-control systems and procedures and their effectiveness; and (iii) any material issues raised by the most recent quality-control review, or peer review meeting guidelines acceptable under the listing standards, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues. The Committee shall actively engage in a dialogue with management and the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors from management and the Company, and shall take, or recommend that the full Board take, appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ objectivity and independence.

     (l) Consider and pre-approve all non-audit services that are not prohibited under the rules and regulations of the SEC and all audit, review and attest services to be performed for the Company by its independent auditors (including the fees and terms thereof), subject to the de minimis exceptions, under certain circumstances described in the rules and regulations of the SEC, for permissible non-audit services which are approved by the Committee prior to the completion of the audit. All such approvals shall be disclosed in the Company’s definitive proxy statements for its Annual Meetings of Stockholders and additionally in its Annual Reports on Form 10-K if such information is not incorporated therein by reference to the proxy statement. The Committee may establish pre-approval policies and procedures for particular services of which it is informed, and may delegate the authority to grant pre-approvals to one or more members of the Committee (but not to management), whose decisions must be presented to the full Committee at its next scheduled meeting.

     (m) Review, evaluate and confirm the regular rotation of the lead or coordinating audit partners having primary responsibility for the audit, or of the audit partners responsible for reviewing the audit, as required by the rules and regulations of the SEC.

     (n) Establish policies, consistent with the rules and regulations of the SEC, for the Company’s hiring of current or former partners, principals, shareholders or employees of the independent auditors, or their close family members.

     (o) Review and discuss with the independent auditors and management (i) all significant findings during the year, including the status of previous audit recommendations; (ii) the overall scope and plans for the audit (including the audit budget and the adequacy of compensation, resources and staffing); (iii) any changes required in the planned scope of the audit; and (iv) the coordination of audit efforts to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     Compliance Oversight Responsibilities

     (p) Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act, which addresses the discovery and disclosure of any illegal act, has not been implicated.

     (q) Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

     (r) Review any reports brought to the Committee by management, the independent auditors or the Company’s legal counsel regarding evidence of any material violation by the Company, or by any officer, director, employee or agent of the Company, of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law.

     (s) Review (for potential conflict of interest situations) and discuss with management and the independent auditors, on an ongoing basis, any proposed related party transactions (as defined in the listing standards and the applicable rules and regulations of the SEC) or courses of dealing. In such review, consider: (i) the financial accounting accorded the transaction or course of dealing; (ii) whether the terms or other aspects differ from those that would likely be negotiated with independent parties; and (iii) whether the proposed disclosure of the transaction or course of dealing is in accordance with GAAP. Upon completion of such review, the Committee shall either approve or disapprove each reviewed related party transaction or course of dealing and recommend such approval or disapproval to the full Board.

     (t) Annually evaluate its own performance as a committee, including its effectiveness and compliance with its Charter, and report to the Board the results of such evaluation and any recommended changes. Review and reassess, at least annually, the adequacy of this Charter and submit any recommended changes to the Board for its consideration.

     (u) Perform any other activities, consistent with this Charter, the Company’s Bylaws and applicable listing standards and laws, as the Committee or the Board deems necessary or appropriate.

CORVEL CORPORATION
PROXY

ANNUAL MEETING OF STOCKHOLDERS
August 5, 2004
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 5, 2004 and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Jeffrey J. Michael, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 600, Irvine, California, on Thursday, August 5, 2004 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy shall be voted in the following manner:

PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN
THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.

▼   DETACH PROXY CARD HERE   ▼

1.	To elect the following directors to serve for a term of one year.

☐ FOR	☐ WITHHOLD AUTHORITY	☐ EXCEPTIONS

Director Nominees: V. Gordon Clemons, Steven J. Hamerslag, Alan R. Hoops, R. Judd Jessup, Jeffrey J. Michael

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)
EXCEPTIONS

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal 2005. ☐ FOR ☐ AGAINST ☐ ABSTAIN	The Board of Directors recommends a vote FOR each of the nominees and the proposals set forth above. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the nominees listed above and FOR the other Proposals if no specification is made.

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

		Dated:	, 2004

(Print name(s) as it (they) appear(s) on certificate)

(Authorized Signature(s))
Please print the name(s) appearing on each share certificate(s) over which you have voting authority.